Exhibit 99.1

SUPPORTSOFT REPORTS RECORD RESULTS FOR SECOND QUARTER 2004

Revenues Grow 34%, Net Income Increases 141% Year Over Year

Company Increases 2004 Outlook

Redwood City, Calif., July 20, 2004 – SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today reported financial results for its second quarter ended June 30, 2004.

Revenue for the second quarter 2004 was $16.9 million, a 34% increase from $12.6 million for the same period last year and a 7% increase from $15.7 million for the previous quarter. Net income on a GAAP basis for the quarter was $4.9 million or $0.11 per diluted share, compared with $2.0 million or $0.06 per diluted share a year ago and $3.9 million or $0.09 per diluted share for the previous quarter.

The Company’s cash and cash equivalents were $127.9 million at June 30, 2004, which compares to a cash balance of $121.4 million at December 31, 2003. SupportSoft has been cash flow positive for ten consecutive quarters. Net operating margin for the quarter was 30%, up from 16% for the year-ago quarter and 24% for the previous quarter.

SupportSoft today separately announced the signing of a definitive agreement to acquire Core Networks, a privately held Canadian software company based in Halifax, Nova Scotia, for approximately $17 million in cash. Core Networks specializes in software products for network monitoring, management and activation of advanced digital services for DSL and cable broadband providers.

“How could I not be excited about the performance of SupportSoft this quarter, especially with the addition of leading global customers to our enterprise business,” said Radha Basu, CEO and Chairman of SupportSoft. “Despite the difficult environment for enterprise software companies, we continue to grow and outperform the industry, demonstrating that when customer-driven innovation is combined with focus on delivering long-term business value, the result is market leadership. The quarter reflected the continued strength and balance between new and existing customers in both the enterprise and digital service provider markets. I’m particularly excited to have the Core Networks team join us in establishing the single service automation platform for IP-based voice, video and data services.”

Recent Highlights:

•	SupportSoft received orders from 20 customers, including 10 enterprise customers and 10 broadband service providers. In the second quarter, SupportSoft received four orders for more than $1 million, including two orders for more than $4 million each.

Enterprise Highlights:

•	SupportSoft received orders from enterprise customers including Accenture, ADP, American Express, Ernst & Young, Intuit, Lockheed Martin, Microsoft and Thomson Financial.

•	A Fortune 100 global diversified financial services provider selected SupportSoft to provide a comprehensive ability to improve their end-user computing support using SupportSoft’s end-point management capabilities to address desktop-related issues including vulnerability assessment and remediation.

•	A Fortune 50 software company chose SupportSoft’s Real-Time Service Management platform for service and support call avoidance using SupportSoft’s self-healing, mass-healing and event alert technologies and for cost reduction through improvement of incident routing capabilities and efficiencies.

•	A Fortune 100 company and one of the world’s leading high-tech manufacturers selected SupportSoft’s Resolution Suite as a component of its strategic e-support initiative, deploying SupportSoft products in conjunction with new IT business processes to decrease support calls and enhance the support organization’s ability to resolve issues.

Digital	Service Provider Highlights:
•	Charter Communications, Inc. significantly extended its relationship with SupportSoft for its high speed data customers and expanded its relationship to provide service verification and ongoing support for Voice over IP (VoIP), as well as support for Charter’s small business customers.

•	BellSouth Corporation and SupportSoft announced an agreement for the joint development of software tools to assist in the automated activation and ongoing support for BellSouth’s next generation of digital product offerings, including wireless and wireline services, VoIP and bandwidth on demand.

•	SupportSoft expanded its presence in Europe with the addition of TDC Kabel (Denmark) for consumer broadband Internet self-service automation and home networking solutions.

•	On a global basis, SupportSoft now counts 14 leading cable and DSL high-speed data customers for its installation and service automation solutions, representing more than 19 million subscribers.

Product Highlights:

•	The Service Automation Suite for Video, co-developed with Scientific-Atlanta, was made generally available and provides installation verification, subscriber support and network management of digital video services.

•	SupportSoft introduced VoiceAssist™ to provide automated telephone support for broadband subscribers unable to connect to the Web, facilitating faster, more precise problem diagnosis and resolution by customer service representatives.

•	SupportSoft’s Nexus™, a “secure computer support system” technology, was awarded the company’s seventh patent. Nexus enables the delivery of customer service through a network gateway, overcoming connectivity problems and providing a secure alternative for remote communication whether for home or enterprise computing use.

Guidance

Based on the Company’s performance and the current market conditions, SupportSoft expects revenues of $16.7 to $17.5 million for the third quarter of 2004. Earnings per share for the third quarter of 2004 are expected to be $0.08 to $0.09. The Company’s guidance for full year 2004 is for revenues in the range of $65 to $69 million. Earnings per share for the full year are expected to be between $0.34 and $0.37.

Earnings Call

SupportSoft will host a conference call discussing the Company’s second quarter results and acquisition of Core Networks on Tuesday, July 20, 2004 starting at 2:00 p.m. PDT. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.SupportSoft.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the SupportSoft website, or by dialing 800-428-6051 and entering passcode 363016.

About SupportSoft

SupportSoft (Nasdaq: SPRT) is a leading provider of Real-Time Service Management (RTSM™ ) software designed to accelerate and automate enterprise technical support, customer service and IT infrastructure management. Enterprises that have purchased our products and services include: ADP, Bank of America, Cisco Systems, IBM, Procter & Gamble, Siebel Systems, Sony and Thomson Financial. Managed service providers that have purchased our products to provide outsourced services to enterprises include: Accenture, ACS, CGE&Y, CGI, CSC and IBM Global Services. Digital service providers incorporating our software into their service offerings include: Adelphia Communications, BellSouth, Charter Communications, Comcast Communications, Cox Communications, Time Warner, TeliaSonera and UPC.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to, the anticipated closing of the acquisition by SupportSoft of all or substantially all of the assets of Core Networks, Inc., SupportSoft’s intention to build on its track record of innovation and execution, the expected benefits of SupportSoft’s products, and statements relating to future revenues and earnings per share. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to: SupportSoft’s ability to achieve broad adoption and acceptance of its Real-Time Service Management products and services, the potential for a decrease in revenue caused by a reliance on a few large transactions in any period, its ability to expand its international operations, its ability to manage growth effectively, the ability of its software to operate with hardware and software platforms that are used by its customers now or in the future, its ability to compete successfully in the real-time service management market, diversion of management attention and difficulty in integrating acquired businesses and technologies, system failures that may cause an interruption in its customers’ ability to use its products or services, the ability to obtain sufficient patent protection, the uncertain economic conditions in the United States and in international markets as well as other risks detailed from time to time in its SEC filings, including those described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Factors Affecting our Business and Operating Results” in its Quarterly Report on Form 10- Q . Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release.

For Investor Inquiries:	For Media Inquiries:

Scott Wilson	Jennifer Massaro
(650) 556-8515	(650) 556-8596
ir@SupportSoft.com	pr@SupportSoft.com

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2004	2003	2004
Revenues:
License fees	$9,647	$11,450	$19,240	$22,705
Services	2,964	5,438	5,365	9,894

Total revenues	12,611	16,888	24,605	32,599

Costs and expenses:
Cost of license fees	90	69	180	163
Cost of services	1,824	2,271	3,514	4,375
Research and development	2,289	2,193	4,623	4,525
Sales and marketing	5,098	5,794	10,146	12,023
General and administrative	1,262	1,556	2,687	2,799

Total costs and expenses	10,563	11,883	21,150	23,885

Income from operations	2,048	5,005	3,455	8,714

Interest income and other, net	91	460	231	1,186

Income before income taxes	2,139	5,465	3,686	9,900

Income tax expense	(119)	(592)	(192)	(1,089)

Net income	$2,020	4,873	$3,494	8,811

Net income per share:
Basic	$0.06	$0.12	$0.10	$0.21

Diluted	$0.06	$0.11	$0.10	$0.19

Shares used in computing per share amounts:
Basic	33,628	42,275	33,468	42,112

Diluted	35,793	45,526	35,133	45,869

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	June 30, 2004
		(unaudited)
Assets
Current assets:
Cash, cash equivalents and short term investments	$121,414	$127,945
Accounts receivable, net	12,421	13,860
Other current assets	3,814	2,805

Total current assets	137,649	144,610
Property and equipment, net	676	725
Other assets	719	653

Total assets	$139,044	$145,988

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued compensation	$2,279	$2,431
Other accrued liabilities	1,837	3,203
Deferred revenue	20,922	15,218

Total current liabilities	25,038	20,852
Stockholders’ equity:
Common stock	4	4
Additional paid-in-capital	189,693	192,316
Other comprehensive income	(157)	(461)
Accumulated deficit	(75,534)	(66,723)

Stockholders’ equity	114,006	125,136

Total liabilities and stockholders’ equity	$139,044	$145,988